EXECUTION VERSION

Exhibit 10.2

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT (this “Agreement”) is made and entered into effective as of August 1st, 2017, by and between, on the one hand, BIOAMBER INC., a corporation organized under the laws of Delaware (“BioAmber”), and BioAmber Sarnia Inc., a corporation organized under the laws of Canada (“BioAmber Sarnia”, and together with BioAmber, the “BioAmber Parties”), and, on the other hand, MITSUI & CO., LTD., a corporation organized under the laws of Japan (“Mitsui”).  BioAmber, BioAmber Sarnia and Mitsui are also referred to herein collectively as the “Parties” and each individually as a “Party”.

RECITALS

A.Mitsui and the BioAmber Parties are parties to that certain Share Purchase Agreement, dated as of August 1, 2017 (the “SPA”), whereby, on the terms and conditions set forth therein, Mitsui has agreed to sell, and BioAmber has agreed to purchase, Mitsui’s shares in BioAmber Sarnia.

B.The BioAmber Parties and Mitsui are parties to that certain Amended and Restated Joint Venture Agreement, dated as of February 15, 2016 (the “JVA”), relating to, among other things, the management and operation of BioAmber Sarnia.

C.Mitsui has provided (i) a Guaranty, dated as of November 1, 2011 (the “SJIF Guaranty”), in favor of Her Majesty in Right of the Province of Ontario, as represented by the Minister of Economic Development and Innovation (the “SJIF Lender”), in respect of a loan agreement, dated as of September 30, 2011 (as amended and restated from time to time, the “SJIF Loan Agreement”), between the SJIF Lender and BioAmber Sarnia, and (ii) a Guaranty and Indemnity, dated as of May 12, 2015 (the “EDC Guaranty”, and together with the SJIF Guaranty, the “Guarantees”), i favor of Comerica Bank, as administrative agent for the lenders (the “EDC Lenders”, and together with the SJIF Lender, the “Lenders”), in respect of a loan agreement, dated as of June 20, 2014 (as amended and restated from time to time, the “EDC Loan Agreement”, and together with the SJIF Loan Agreement, the “Loan Agreements”), between the EDC Lenders and BioAmber Sarnia.

D.The Parties desire to enter into this Agreement to provide for, among other things, the BioAmber Parties’ indemnification obligations to Mitsui in relation to the JVA and the Guarantees.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.JVA and Guarantees Obligations Termination.  The Parties acknowledge and agree that, upon the Closing (as defined in the SPA):

(a)Joint Venture Agreement Termination.  Pursuant to Section 20.1 of the JVA, the JVA shall terminate; provided, however, that, pursuant to Section 20.2 of the JVA, the parties thereto shall continue to be bound, as provided therein, by the provisions of its Sections 8.2.13, 15, 17.1, 17.4, 20, 21, 22 and 23 (collectively, the “JVA Surviving Provisions”).

(b)Mitsui Obligations Under Guarantees.  In light of the reduction of Mitsui’s ownership percentage in BioAmber Sarnia to zero, Mitsui shall have no further guarantee obligations or liabilities under the SJIF Guaranty, as per the terms of the SJIF Guaranty.  Without limiting the foregoing, in the event that (i) a strategic investor (being an investor that invests for strategic reasons other than solely for financial purposes) intends to directly or indirectly become a 25% or greater shareholder in BioAmber or BioAmber Sarnia, on a consolidated basis or (ii) any investor intends to directly or indirectly become a 25% or greater shareholder in BioAmber Sarnia, then, in each case, as a condition to such party directly or indirectly acquiring any shares therein, the applicable BioAmber Parties shall either (i) cause, and take all action and enter into any arrangements necessary for, such party to fully assume any obligations or liabilities that Mitsui may then be claimed to have under the EDC Guaranty and the SJIF Guaranty (if any liability or obligation of Mitsui remains thereunder) or (ii) take any and all action necessary in respect of the EDC Lenders (and the SJIF Lender if applicable) to ensure Mitsui is fully released from and has no such further guarantee obligations and liabilities under the EDC Guaranty (and the SJIF Guaranty if applicable).

2.No Changes to Loan Agreements.  Until such time as the Lenders have confirmed, to Mitsui’s satisfaction, that Mitsui is fully released from and has no outstanding obligations or liabilities under each of its Guarantees, the BioAmber Parties shall not amend, modify or otherwise change (or agree to any of the foregoing) any of the terms or conditions of the Loan Agreement to which such Guarantee relates, without Mitsui’s prior written consent.

3.BioAmber Parties Indemnification Obligation.  From and after the Closing, (i) BioAmber, and, (ii) subject to the prior consents required to be obtained from the EDC Lenders, the SJIF Lender and BDC Capital Inc.; provided, however, that the BioAmber Parties shall use their best efforts, and take any and all action required, to obtain such consents as promptly as practicable if any consent is required under the Loan Agreements or loan agreement with BDC Capital Inc., BioAmber Sarnia, jointly and severally, shall absolutely, irrevocably, independently and unconditionally, indemnify, defend and hold harmless Mitsui, its affiliates, and its and their respective directors, officers and employees, from and against any and all payments, liabilities, obligations, losses, damages, interest, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) that may be required from, imposed on, incurred or suffered by, or asserted (including by any of the BioAmber Parties (or any successor thereto) or any of the Lenders) against Mitsui in any manner relating to or arising out of (a) the JVA (other than the JVA Surviving Provisions, to the extent a claim in respect thereof is made for which Mitsui would be liable in accordance with the terms of such provisions), (b) either of the Guarantees (including any demand by any Lender that Mitsui makes any payment in respect of, either of the Guarantees), (c) any claim or action by or on behalf of either of the BioAmber Parties in contravention of the release of obligations and liabilities delivered to Mitsui pursuant to the SPA, (d) any failure of BioAmber to indemnify any Seller Indemnitee (as such term is defined in the SPA) pursuant to Section 8.1.2 of the SPA, and (e) any breach or violation by either BioAmber Party of its covenants and obligations under this Agreement.

4.Remedies.  If the BioAmber Parties fail to indemnify Mitsui as required hereunder within fifteen (15) calendar days following written demand therefor, Mitsui may exercise any right or remedy available to it under contract, at law or in equity, including the right to sue for specific performance hereof, and Mitsui shall additionally be entitled to recover from the other Parties Mitsui’s out-of-pocket costs incurred in connection with the enforcement of this Agreement, including reasonable attorneys’ fees and expenses incurred before and at trial, at all levels, and whether or not suit is instituted.

5.Representations and Warranties.  Each Party hereby represents and warrants to the other Parties as follows:

(a)Authority.  Such Party has full requisite power and authority to execute and deliver this Agreement and to perform its obligations and consummate the transactions contemplated hereunder.  This Agreement has been duly and validly authorized, executed and delivered by such Party.

(b)Binding Obligations.  This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors’ rights generally.

(c)No Conflicts.  Neither the execution and delivery of this Agreement nor the exercise of the rights or performance of the obligations under this Agreement by such Party constitutes or will constitute (with or without notice or lapse of time or both) a violation or breach of, or default under, any laws and regulations applicable to such Party, such Party’s constitutional documents or any agreements to which such Party is a party.

6.Notices.  All notices, demands, consents, requests or other communications which any of the Parties may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

If to any BioAmber Party:

BioAmber Inc.

1250 Rene-Levesque West, Suite 4310

Montreal, Quebec, Canada H3B 4W8
Facsimile:  (514) 844-1414
Attn:  Fabrice Orecchioni, President & COO

If to Mitsui:

Mitsui & Co., Ltd.

1-3, Marunouchi 1-Chome

Chiyoda-ku, Tokyo, Japan 100-8631

Facsimile:  81-(0)3-3285-4915

Attn:  Biochemicals Department (TKCQH)

Any Party may change its address for Notices hereunder by a Notice given pursuant to this Section 6.  A Notice sent in compliance with the provisions of this Section 6 shall be deemed given on the date of receipt.

7.Entire Agreement.  The provisions of this Agreement set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior or contemporaneous agreements or understandings among the Parties relating to the subject matter hereof (other than (x) any agreement whereby the BioAmber Parties provide security in respect of their indemnification obligations hereunder, and (y) the Financial Support Implementing Agreement dated May 25, 2015 among Mitsui, BioAmber and BioAmber International S.à r.l. which, for clarity, remains in effect in its entirety and to which this Agreement is in addition and not in replacement or limitation).

8.Amendment; Waiver.  This Agreement cannot be amended or otherwise modified nor any performance, term or condition waived in whole or in part, except by a writing signed by the Party against whom enforcement of the amendment, modification or waiver is sought.  No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.  Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

9.Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

10.Successors and Assigns.  No Party shall assign or delegate, or suffer or permit an assignment or delegation (by operation of law or otherwise), of its rights or obligations under or interest in this Agreement without the prior written consent of the other Parties, and any purported assignment, delegation or other disposition by a Party in violation of this Section 10 shall be null and void.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York as permitted by Section 5-1401 of the

New York General Obligations Law without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

12.Submission to Jurisdiction; Waivers.  To the extent permitted by applicable law, each Party hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; and

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; provided, that nothing herein shall limit the right to sue in any other jurisdiction.

Service of process in respect of any such action or proceeding shall be effected in the manner prescribed by applicable law.

13.Waiver of Jury.  EACH OF THE PARTIES, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT.

14.Cumulative Remedies. The rights and remedies of each Party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided under contract, by law or at equity.

15.Interpretation.  Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The headings of the Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretations of this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).

16.Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if the Parties had signed the same document.  Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.  Delivery of a signature page by facsimile or electronic means

(including in PDF format) shall have the same effect as the delivery of a manually executed original thereof.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BioAmber:

BIOAMBER INC.,

a corporation organized under the laws of Delaware

By:_/s/ Fabrice Orecchioni__________
Name: Fabrice Orecchioni
Title: President & COO

BioAmber Sarnia:

BioAmber SARNIA INC.,

a corporation organized under the laws of Canada

By:_/s/ Michael Hartmann__________

Name: Michael Hartmann
Title: President BioAmber Sarnia

Mitsui:

MITSUI & CO., LTD.,

a corporation organized under the laws of Japan

By:_/s/ Takeo Kato______________________
Name:  Takeo Kato
Title:    Managing Officer

             Chief Operating Officer

             Performance Materials Business Unit

[Signature Page to Indemnity Agreement]